EXHIBIT 4.2

FORM OF NEW 12¾% SENIOR NOTE DUE 2009

(Face of Note)

DAN RIVER INC.

12- 3/4% SENIOR NOTE DUE 2009

[THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY OR A SUCCESSOR DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT (AS DEFINED IN SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). THE ISSUE PRICE OF THE NOTE IS $950.35 (PER $1,000), THE AMOUNT OF ORIGINAL ISSUE DISCOUNT IS $49.65 (PER $1,000), THE ISSUE DATE IS APRIL 15, 2003 AND THE YIELD TO MATURITY IS 14% PER ANNUM.

[1]	To be included only if the Note is issued in global form.

DAN RIVER INC.

12- 3/4% SENIOR NOTE DUE 2009

CUSIP No.
No.	$

Interest Payment Dates: April 15 and October 15

Record Dates: April 1 and October 1

DAN RIVER INC., a Georgia corporation (the “Company,” which term includes any successor corporation under the indenture hereinafter referred to ), for value received, promises to pay to                                              , or registered assigns, the principal sum of                              Dollars on April 15, 2009.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed under its corporate seal.

[SEAL]	Dated:

DAN RIVER INC.

By:
Name: Title:

Attested to as of the date hereof:

By:
Name: Title:

This is one of the Notes referred to

in the within-mentioned Indenture:

HSBC BANK USA as Trustee

By:
Authorized Signatory

(Back of Note)

12- 3/4% Senior Notes due 2009

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. The Company promises to pay interest on the principal amount of this Note at the rate of 12- 3/4% per annum from the date of original issuance until maturity. The Company shall pay interest and Additional Interest semi-annually on April 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be October 15, 2003. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue payments of the principal, Purchase Price and Redemption Price of this Note from time to time on demand at a rate that is 2% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest, if any (without regard to any applicable grace periods), hereon from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Company shall pay interest on the Notes (except defaulted interest) and Additional Interest, if any, to the Persons who are registered Holders of Notes at the close of business on the April 1 and October 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Any such installment of interest or Additional Interest, if any, not punctually paid or duly provided for shall forthwith cease to be payable to the registered Holders on such Interest Payment Date, and may be paid to the registered Holders at the close of business on a special interest payment date to be fixed by the Trustee for the payment of such defaulted interest, notice whereof shall be given to the registered Holders not less than 10 days prior to such special interest payment date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. The Notes will be payable as to principal, Redemption Price, Purchase Price, interest and Additional Interest, if any, at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest and Additional Interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, provided that payment by wire transfer of immediately available funds will be required with respect to principal, Redemption Price and Purchase Price of, and interest and Additional Interest (if any) on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Trustee or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, HSBC Bank USA, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company may act in any such capacity.

4. Indenture. The Company issued $157.0 million in aggregate principal amount of the Notes under an Indenture dated as of April 15, 2003 (the “Indenture”) between the Company, the Guarantors party thereto from time to time and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S.C. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such

Act for a statement of such terms. The Notes are general obligations of the Company. The Company may issue Additional Notes under the Indenture.

5. Optional Redemption. At any time, the Company may, at its option, redeem all or part of the Notes at any time at a Redemption Price equal to the greater of (a) 100% of the principal amount of the Notes being redeemed and (b) as determined by the Quotation Agent, the sum of the present value of the principal amount of such Notes at April 15, 2009 plus the present value of the remaining scheduled payments of interest on such Notes to and including April 15, 2009 discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, together, in either case with accrued and unpaid interest, if any, to the Redemption Date.

6. Special Redemption. At any time, or from time to time in the event the Company completes one or more Equity Offerings on or before April 15, 2006, the Company may, at its option, use the net cash proceeds from any such Equity Offerings to redeem up to 35% of the principal amount of the Notes (a “Special Redemption”) at a Redemption Price of 112.750% of the principal amount thereof, together with accrued and unpaid interest and Additional Interest, if any, to the Redemption Date, provided, however, that (a) at least 65% of the original principal amount of the Notes issued under the Indenture remains outstanding immediately after each such Special Redemption; and (b) each such Special Redemption shall occur not more than 120 days after the date of the closing of the applicable Equity Offering.

7. Mandatory Redemption. Except as set forth in Paragraph 9 below with respect to repurchases of Notes in certain events, the Company shall not be required to make mandatory redemption or repurchase payments with respect to the Notes.

8. Selection and Notice of Redemption. Subject to the provisions of the Indenture, a notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

If less than all of the Notes are to be redeemed, the Trustee shall select the Notes or portions thereof to be redeemed (a) in compliance with the requirements of the national securities exchange, if any, on which the Notes are listed; or (b) if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

9. Repurchase at Option of Holder.

(a) Change of Control Offer. Upon the occurrence of a Change of Control (unless the Company has exercised its right to redeem the Notes as described in paragraph 5 above and in the Indenture), the Company shall be required to make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder’s Notes at a Purchase Price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of repurchase, in accordance with the procedures set forth in the Indenture. Within 30 days following any Change of Control, the Company shall mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b) Net Proceeds Offer. If on the 366th day after an Asset Sale the Company has not applied or invested the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(A) and (3)(B) of paragraph (a) of Section 4.10 of the Indenture (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which has not been applied or invested on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(A) and (3)(B) of paragraph (a) of Section 4.10 of the Indenture (each, a

“Net Proceeds Offer Amount”) shall be applied by the Company to make an offer to purchase (the “Net Proceeds Offer”) pursuant to Sections 3.10 and 4.10 of the Indenture to all Holders and, and at the Company’s option, to all holders of other Indebtedness that is pari passu with the Notes on a date (the “Net Proceeds Offer Payment Date”) not less than 30 days following the applicable Net Proceeds Offer Trigger Date, from all Holders pro rata, the maximum amount of Notes and such other pari passu Indebtedness equal to the Net Proceeds Offer Amount with respect to the Notes at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the Purchase Date.

Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes (along with any other Indebtedness of the Company properly tendered) in an amount exceeding the Net Proceeds Offer Amount, the tendered Notes will be purchased pro rata based on the aggregate amounts of Notes and other pari passu Indebtedness of the Company properly tendered (and the Trustee shall select the tendered Notes of tendering Holders pro rata based on the amount of Notes and other pari passu Indebtedness of the Company properly tendered). A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

(c) Excess Cash Flow Offer. If on the last day of each fiscal year of the Company (each, a “Measurement Date”), (1) the Company has any Term Loan Indebtedness outstanding, (2) the Company has Excess Cash Flow for the fiscal year ended on such Measurement Date, and (3) after giving effect to any repayment of Term Loan Indebtedness and/or Excess Cash Flow Offer (assuming the Company purchases the maximum amount of Notes possible in such offer), the sum of the Company’s cash, Cash Equivalents and amounts available for borrowing under the revolving portion of its Credit Facilities (after giving effect to any borrowing base limitations) would be equal to or greater than $38.0 million, then the Company shall, no later than the Excess Cash Flow Offer Date, apply an amount (the “Initial Excess Cash Flow Amount”) equal to (a) 75% of the Excess Cash Flow for such fiscal year to prepay, repay, redeem or repurchase (and permanently reduce the commitments under) Term Loan Indebtedness (whether or not required by the terms of the documentation governing such Term Loan Indebtedness), and (b) 25% of the Excess Cash Flow for such fiscal year (or, if less, the amount equal to the difference between (i) 75% of the Excess Cash Flow for such fiscal year and (ii) the amount used to prepay, repay, redeem or repurchase Term Loan Indebtedness pursuant to clause (a) hereof) to make an offer (an “Excess Cash Flow Offer”) to the Holders of Notes and any other Indebtedness ranking equally with the Notes and having similar provisions requiring the Company to prepay, repay, redeem or repurchase such Indebtedness from Excess Cash Flow to purchase on a pro rata basis in proportion to the respective principal amounts (or accreted value, in the case of Indebtedness other than the Notes issued with original issue discount) of the Notes and such other Indebtedness then outstanding at a Purchase Price in cash equal to 100% of the principal amount (or accreted value, in the case of Indebtedness other than the Notes issued with original issue discount) of the Notes or such other Indebtedness to be purchased (the “Excess Cash Flow Purchase Price”), together with accrued and unpaid interest thereon to the date fixed for the purchase of the Notes pursuant to such Excess Cash Flow Offer in accordance with the terms of the Indenture.

If on any Measurement Date, the Company (1) has no Term Loan Indebtedness outstanding, (2) has Excess Cash Flow for the fiscal year ending on such Measurement Date and (3) after giving effect to any Excess Cash Flow Offer contemplated hereby would have Minimum Liquidity, then the Company shall, no later than the Excess Cash Flow Offer Date, apply an amount (the “Reduced Excess Cash Flow Amount”) equal to 25% of the Excess Cash Flow for such fiscal year to make an Excess Cash Flow Offer to the Holders of Notes and such other Indebtedness ranking equally with the Notes and having similar provisions requiring the Company to prepay, repay, redeem or repurchase such Indebtedness from Excess Cash Flow to purchase on a pro rata basis in proportion to the respective principal amounts (or accreted value, in the case of Indebtedness other than the Notes issued with original issue discount) of the Notes and such other Indebtedness then outstanding at a Purchase Price in cash equal to the Excess Cash Flow Purchase Price, together with accrued and unpaid interest thereon to the date fixed for the purchase of the Notes pursuant to such Excess Cash Flow Offer in accordance with the terms of the Indenture.

Each Excess Cash Flow Offer will be mailed to all record Holders as shown on the register of Holders at least 30 days but not more than 60 days before the Excess Cash Flow Offer Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Excess Cash Flow Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes (along with any other pari passu Indebtedness of the Company properly tendered) in an amount exceeding the Excess Cash Flow Amount, the tendered Notes will be purchased on a pro rata based on the aggregate amounts of Notes tendered (and the Trustee shall select the tendered Notes of tendering Holders pro rata based on the amount of Notes and other pari passu Indebtedness of the Company properly tendered). An Excess Cash Flow Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

10. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

11. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

12. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture, the Notes and the Security Documents may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes, and any existing default or compliance with any provision of the Indenture, the Notes or the Security Documents may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes. Without the consent of any Holder of a Note, the Indenture and the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for the assumption of the Company’s obligations to Holders of the Notes in case of a merger or consolidation or sale of all or substantially all of the Company’s assets pursuant to Article V of the Indenture, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with the Trust Indenture Act or to terminate, replace, amend, modify or supplement any Security Document as provided in Section 3(e) of the Deposit Agreement as in effect on the date of the Indenture.

In addition, other than during any First Priority Period, the Trustee shall join with the Company in the execution of any amendment to any Security Document to conform to any amendment to the security agreements relating to such Credit Facility without the consent of the Holders, in each case, (i) so long as the Company has Indebtedness outstanding under any Credit Facility that is secured by a first priority Lien, (ii) upon the written request of the Company, accompanied by a Board Resolution (evidenced by an Officers’ Certificate) authorizing the execution of any such amendment, and (iii) upon receipt by the Trustee of the documents described in Section 7.2 of the Indenture.

13. Defaults and Remedies. Events of Default include: (i) the failure to pay interest on any Note when the same becomes due and payable and the default continues for a period of 30 days; (ii) the failure to pay the principal of or premium if any, on any Note, when such principal or premium becomes due and payable, at maturity, upon redemption or otherwise; (iii) a default under any covenant or agreement contained in the Indenture, which default continues for a period of 60 days after the Company receives written notice specifying the default from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default under Section 5.1 of the Indenture, which will constitute an Event of Default with such notice requirement but without such passage of time requirement); (iv) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or acceleration of the final Stated Maturity of any such Indebtedness if in either case the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final Stated Maturity or which has been accelerated aggregates $10.0 million or more at any time, provided that, in each case, such Indebtedness has not been discharged in full or such acceleration rescinded or annulled within twenty (20) days of such payment default or acceleration; (v) one or more judgments in an aggregate amount in excess of $10.0 million shall have been rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; (vi) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; (vii) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture); (viii) a default by the Company or any Guarantor in the performance of any of their respective obligations under the Security Documents that materially and adversely affects the enforceability, validity, perfection or priority of the Lien on the Collateral or that adversely affects the condition or value of the Collateral, taken as a whole, in any material respect, which default continues for a period of 30 days after the Company receives written notice specifying the default from the Trustee or Holders of at least 25% of the outstanding principal amount of the Notes; or (ix) except as permitted by the Security Documents (or any replacement thereof), any amendments thereto and the provisions of the Indenture, any of the Security Documents is repudiated or disaffirmed by the Company or any Restricted Subsidiary or ceases to be in full force and effect or ceases to be effective, in all material respects, to create the Lien purported to be created in the Collateral in favor of the Holders of the Notes, which repudiation, disaffirmation or cessation continues for 30 days after the Company receives written notice specifying the default from the Trustee or Holders of at least 25% of the outstanding principal amount of the Notes.

14. Trustee Dealings with Company. Subject to certain limitations, the Trustee under the Indenture, in its individual or any other capacity, may become owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates as if it were not Trustee.

15. No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

16. Authentication. This Note shall not be valid until authenticated by the signature of the Trustee or an authenticating agent.

17. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18. Discharge Prior to Maturity. If the Company deposits with the Trustee or Paying Agent cash or U.S. Government Securities sufficient to pay the principal or Redemption Price of, and interest and Additional Interest, if any, on, the Notes to maturity or a specified Redemption Date and satisfies certain conditions specified in the Indenture, the Company will be discharged from the Indenture, except for certain Sections thereof.

19. Governing Law. The validity and interpretation of the Indenture, the Guarantees, if any, and this Note shall be governed by and construed in accordance with the laws of the state of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby. Each party hereto agrees to submit to the jurisdiction of any New York state court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to the Indenture, the Guarantees, if any, and the Notes, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts in respect of such suit or action or proceeding arising out of or relating to the Indenture, the Notes and the Guarantees. Each of the Trustee, the Company and any Guarantor irrevocably waives, to the fullest extent that it may effectively do so under applicable law, trial by jury and any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

20. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the correctness or accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or repurchase and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Request may be made to:

Dan River Inc.

2291 Memorial Drive

Danville, Virginia 24541

Attention: Secretary

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name address and zip code)

and irrevocably appoint

agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:
(Participant in recognized signature guarantee medallion program)

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to elect to have all or any portion of this Note purchased by the Company pursuant to Section 4.10 (“Net Proceeds Offer”), Section 4.15 (“Change of Control Offer”) or Section 4.19 (“Excess Cash Flow Offer”) of the Indenture, check the applicable boxes

in whole ☐	in whole ☐	in whole ☐
in part ☐	in part ☐	in part ☐
Amount to be purchased: $___________	Amount to be purchased: $___________	Amount to be purchased: $___________

Dated:	Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:
(Participant in recognized signature guarantee medallion program)

Social Security Number or Taxpayer Identification Number:

SCHEDULE OF EXCHANGES OF NOTES

The following exchanges of a part of this Global Note for Certificated Notes or a part of another Global Note have been made:

Date of Exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee